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               Amended and Restated Term Sheet: Supply Agreement,
                         dated as of September 24, 1999

1.       Term              15 years from Effective Date (September 24, 1999).

2.       Merchandise       Substantially all requirements (not less than 95%)
                           for grocery, bakery, candy, store supplies and all Perishables. Perishables means items in the following categories: meat (other than frozen), deli, seafood
                           (other than frozen), produce, dairy and floral.
                           Substantially all requirements (not less than 95%) for frozen (mainline), frozen bakery, ice cream, frozen meat, frozen seafood and ice for the Northern division, *
                           GU is not required to purchase from C&S, (i) products that, as of the date hereof, are supplied by direct store delivery vendors other than C&S ; provided, that if C&S elects to warehouse any such item, GU will support C&S and will purchase its requirements of such item from C&S, provided that the C&S pricing on such item is cost-competitive, and (ii) the following promotional items that are delivered direct from the manufacturer to the store: paper, modular displays, powdered drinks, water, detergents and, as agreed to, seasonal items.
                           Notwithstanding any other provision to the contrary, if GU is not purchasing the Minimum Purchases from C&S, then GU shall purchase all (as opposed to substantially all) of its requirements from C&S of the products carried by C&S, and GU shall not seek to cross-dock product carried by C&S. Furthermore, absent a service level deficiency, GU will not purchase from a secondary supplier product carried by C&S.

3.       Base Price        *

4.       Other Pricing Provisions   *

5. Quality control. C&S will not substitute any item without GU's prior authorization *

6.       Payments.

         a.       General.  *

         b.       Produce.  *

         c.       [Terms of seasonal distributions to come]


October 15, 1999

*Material omitted and filed separately with the SEC pursuant to a request for Confidential Treatment.

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         d.       New Stores.  *

         e. Time is of the essence. If GU fails to make any payment when due under the Agreement, C&S shall both give notice to GU of such failure to receive payment and shall have the right to stop shipping product under this Agreement. If all payments due and owing are not received within 72 hours from receipt by GU of such notice, C&S shall have the right to terminate this Agreement. Notwithstanding the foregoing, GU shall have the right to dispute price, quantities and whether such amount is due and owing, and GU will notify C&S promptly if it believes there is an error. The parties agree to use their best efforts to resolve such dispute within 2 weeks after delivery of such notice.

         f. Notice. The supply agreement shall require any notice to be provided to the President, Chief Financial Officer and General Counsel of the party receiving the notice.

         g.       Letter of Credit.   *

7. Review Rights. The parties agree to work to develop a weekly price file reconciliation process as follows. C&S will transmit to GU all cost information on a weekly basis three weeks prior to billing. GU will match the C&S cost file to GU's cost file and transmit an exception report back to C&S the next day. The parties will then meet to resolve any cost discrepancies prior to billing. GU may also review C&S's Base Price information on a quarterly basis, commencing such review within 180 days following the end of the applicable Contract Quarter and completing such review within 210 days of the end of the Contract Quarter under review. Any review shall be conducted by individuals knowledgeable regarding industry standards and customs, and such persons shall keep all such information strictly confidential. Within 30 days of the end of the GU's review, C&S will reimburse GU for any actual findings that C&S over-billed GU (including any upcharges or other fees under the supply agreement related to such over-billed amount), and correspondingly GU will pay C&S for any actual findings that C&S under-billed GU (including any upcharges or other fees under the supply agreement related to such under-billed amount). It is the intent of the parties that the weekly data transmittal and GU's review of such information shall be the primary mechanism to ensure pricing accuracy.

8. Standard Credit. * The parties have established an overage/shortage program with respect to all Merchandise categories, attached hereto (the "Standard Credit Policy"). The Standard Credit Policy also provides for store delivery documentation and remedy procedures in the event of a "missing pallet." Product shortages that exceed the standard credit program cap will be investigated to determine the whereabouts of the product. A

                                       2

October 15, 1999

*Material omitted and filed separately with the SEC pursuant to a request for Confidential Treatment.

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         Credit will not be issued under the following circumstances:

         a.       the product is located at the store,
         b.       the product is located at another site and reshipped,
         c. the load has been audited, witnessed and verified as complete without error,
         d. the delivery receipt and load documentation indicate that the product was received at the store.

         If a store disagrees with the outcome of the investigation, it may immediately appeal its claim through GU's operations liaison, who in turn may contact the C&S customer service manager (Janet Gauthier). The parties will work to provide further information and reach an agreeable solution within 5 working days. If an agreement cannot be reached, the GU Vice President of Operations may contact the C&S Vice President of Sales (Marilyn Tillinghast) for final resolution. Through this process, the parties will resolve any and all disputes involving amounts in excess of the standard credit within fourteen days of one party notifying the other that a dispute exists. Both parties shall authorize and empower their respective designees to resolve such disputes.

9.       Delivery Schedule.  *

         a.       Delivery Requirements.  *

         b. Delivery Service Level. "Delivery Service Level" means a percentage reflecting the ratio of (i) the number of orders delivered on-time by C&S to GU in any week per the Delivery Schedule, to (ii) the total number of orders scheduled for delivery by C&S to GU during such week, per the Delivery Schedule. Delivery Service Level percentages will not be adversely affected by any event of force majeure or any nonperformance or error by GU including, without limitation, delivery delays caused by GU. For example, if a truck arrives at a store but no receiving crew is present, then C&S will not be responsible for the delay delivering at subsequent stops due to such GU mistake. C&S will provide GU a weekly Delivery Service Level Reconciliation Report showing the times of all deliveries during such week.

         c. Delivery Service Level Deficiency. If, for any reason other than a breach, nonperformance or error by GU or an event of force majeure, C&S fails to achieve a * Delivery Service Level (the "Targeted Service Level") for any * during the Term (the "Measurement Period") and GU gives notice of such alleged delivery service level deficiency to C&S, then such failure shall constitute a "Delivery Service Level Deficiency". In the event of a Delivery Service Level Deficiency, C&S shall use its reasonable best efforts to immediately restore the Delivery Service Level to at least * .

                                       3

October 15, 1999

*Material omitted and filed separately with the SEC pursuant to a request for Confidential Treatment.

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         d.       Cure of Delivery Schedule Breach. If, during the week
                  following the occurrence of a Delivery Service Level Deficiency (the "Delivery Penalty Week"), the Delivery Service Level is restored to at least * then the Delivery Service Level Deficiency shall be cured and a new Measurement Period shall begin.

         e. Delivery Service Level Deficiency Penalty. If C&S fails to restore the Delivery Service Level to * during the Delivery Penalty Week, then C&S will rebate to GU the load fees and stop charges with respect to those deliveries that were not timely delivered during such week and each subsequent week until the Delivery Service Level is restored to *.

         f. Delivery Service Level Termination. If the Delivery Service Level is below * for * , and prior to the end of the * , GU has provided C&S with notice that it intends to terminate the agreement, and prior to the end of * , C&S has not restored the Delivery Service Level to at least * , then GU may terminate the agreement within seven days following the end of * .

10.      Service Level.

         a. Service Level Reporting. C&S will electronically transmit to GU a daily Service Level Reconciliation Report showing, * .

         b.       Service Level. "Service Level" means a percentage reflecting
                  (i) the number of cases shipped divided by (ii) the number of cases ordered, less unauthorized, discontinued, over-pulled, and manufacturers' out-of-stock cases. The term "manufacturer's out-of-stock cases" refers to commodity shortages and cases that are unavailable from the manufacturer or cut by the manufacturer; provided, that C&S placed orders for such cases within the normal lead time. The Service Level will not be adversely affected by any nonperformance or error by GU, including without limitation errors in booking advertising and feature items (including sales levels of feature items in excess of projections made by GU and adjustments to pre-orders where applicable), GU's directions with respect to items procured by GU, or any event of force majeure. C&S will use its commercially reasonable best efforts to achieve a Service Level of * .

         c. Service Level Deficiency. If, for any reason other than a breach, nonperformance or error by GU or an event of force majeure, C&S fails to maintain a * Service Level (the "Targeted Service Level") for * during the Term (the "Measurement Period") and GU gives notice of such alleged service level deficiency to C&S, then such failure shall constitute a Service Level Deficiency. In the event of a Service
                                       4

October 15, 1999

*Material omitted and filed separately with the SEC pursuant to a request for Confidential Treatment.


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                  Level Deficiency, C&S shall use its reasonable best efforts to immediately restore the Targeted Service Level * .


         d. Cure of Delivery Schedule Breach. If, during the week following the occurrence of a Service Level Deficiency (the "Service Penalty Week"), the Service Level is restored to at least * , then the Service Level Deficiency shall be cured and a new Measurement Period shall begin.

         e. Service Level Deficiency Penalty/Third Party Sourcing. If C&S fails to restore the Targeted Service Level during the Service Penalty Week, then GU will be entitled to either (i) the Penalty Payment during such week and each subsequent week until the the Targeted Service Level is restored ("Penalty Period") or (ii) * . The Penalty Payment shall be equal to:
                  (i) the difference between * and the average actual service level percentage during the Penalty Period, multiplied by (ii) the number of cases delivered during the Penalty Period, multiplied by (iii) * . The Penalty Payment shall be paid within 15 days of the end of the Contract Quarter in which the Penalty Period occurs. *

         f.       Service Level Termination. If the Service Level is below * for
                  * in a Contract Year, and prior to the end * , GU has provided C&S with notice that it intends to terminate the agreement, and prior to the end * , C&S has not restored the Targeted Service Level to at least * , then GU may terminate the agreement within seven days following the end * . Furthermore, if (a) there have * in a Contract Year, (b) during such deficiencies the Service Level was below * , and (c) within seven days following the * , GU has provided C&S with notice that it intends to terminate the agreement, then GU may terminate the agreement within seven days following the end *
                  .

         g. Example of Penalty Payment. If a Penalty Period lasted for one week, the average actual service level during such Penalty Period was * , the number of cases delivered during such Penalty Period was * .

11. Fees. Upcharges are on Base Price and exclusive of ripening fees. Merchandise shall be placed in a category classification according to C&S's historical practices, subject to a list of grand-fathered items, if any, attached to the supply agreement). The following fees shall apply:

         Grocery, supplies, candy (full case)                     *
                  Delivery Fee - first stop                       *
                               - each additional                  *

                                       5

October 15, 1999

*Material omitted and filed separately with the SEC pursuant to a request for Confidential Treatment.

         Perishables

                  Meat and deli                                   *
                  Produce                                         *
                  Dairy upcharge                                  *
                  Delivery Fee
                           All Perishables delivered on same truck
                               - first stop                       *
                               - each additional                  *
                  Banana ripening                                 *
                  Stone Fruit ripening                            *

         Frozen and ice cream                                     *
                  *
                  Delivery     - first stop                       *
                               - each additional
                                                                  *

         Label Charge                                             *

         Restocking Fee (charged on Base Price)                   *

         Special Deliveries                                       *
                  (extra delivery on already scheduled run)

         ASAP deliveries                                          *
                  (additional run; cost adjustable for additional fuel/cost)

         Trailer rental (pick-up and delivery involves a mileage charge of $1.20/mile, based upon current trip rates and fuel costs; trailer rental is subject to increase for increases in third party rental charges)

                  dry                                                  *
                  refrigerated                                         *
                  turkey (extended use with maintenance)               *

12.      Full truckload fee. [Deleted]

13. Bales/totes/cross-dock/reclamation pick-up. * . To assist C&S in managing its own inventory and the Service Level requirements herein, GU shall inform C&S of when GU has purchased/received Merchandise into Montgomery and GU's intended distribution of such product.

                                       7

October 15, 1999

*Material omitted and filed separately with the SEC pursuant to a request for Confidential Treatment.

14. Frozen Holiday Turkeys/Shrimp. With respect to holiday turkeys and shrimp (including to the extent that GU wishes C&S to handle frozen holiday turkeys or shrimp for the Southern and Eastern divisions prior to such goods becoming Merchandise hereunder), * .

15.      Forward Buy Reserve. C&S will handle forward buy   *



                                       7

October 15, 1999

*Material omitted and filed separately with the SEC pursuant to a request for Confidential Treatment.

16.      Marketing Funds.
         a.       Amount:      *  .
         b.       Schedule:    Payments within 14 days of the following dates
         *

17. Suspension of Marketing Funds, New Store Advertising Credits and Construction Credits. C&S shall suspend the payment of any Marketing Funds, New Store Advertising Credits and Construction Credits otherwise due and payable to GU upon:
         a. an Event of Insolvency with respect to GU; provided, that this paragraph 17(a) will not apply, if GU is a debtor under Chapter 11 of the Bankruptcy Code and GU has assumed the supply agreement as part of the bankruptcy case;
         b.       a default under the supply agreement; or
         c. material default under material credit agreement, indenture or other debt instrument unless such default is waived by all of the appropriate lenders and such waiver is not conditioned or temporary.
         Upon such suspension, C&S shall give notice of and the reason for such suspension. If GU cures such defect, then it shall give notice to C&S of such cure, and C&S shall pay such suspended payment within three business days of receipt of such notice.

18.      *

19.      Volume Incentive.   *

20.      Reduced Volume Surcharge.   *

21. Lost Future Volume Surcharge. If GU's future purchases from C&S are reduced because C&S has terminated the agreement for cause, then upon such termination, GU shall immediately pay to C&S the amount set forth across from the Contract Year in which C&S terminated the Agreement: *

22. Reclamation. * GU will participate in C&S' reclamation program for all Merchandise other than produce, floral, meat, seafood and private label. This product will be scanned at C&S' reclamation center within seven days after the product is picked up from Grand Union Stores, and Grand Union will receive credit, on a bi-weekly basis, for *

23.      Third Party Deductions.

         a. General. From time to time, GU may ask C&S to act as its agent to deduct amounts that are due from manufacturers to GU. C&S has the right, in its discretion, to refuse to honor any third party deduction request that GU may


                                       8

October 15, 1999

*Material omitted and filed separately with the SEC pursuant to a request for Confidential Treatment.

                  make. If C&S makes a deduction on GU's behalf and the manufacturer disputes the deduction made by C&S, GU agrees to indemnify and defend C&S against and hold C&S harmless from any claim by the manufacturer related to such deduction. If C&S repays any deduction that C&S makes on GU's behalf, GU will, upon notice from C&S, repay such amount to C&S. GU will insure that supply of Merchandise from manufacturers to C&S is not adversely affected by any third party deductions that C&S may take on GU's behalf. Service Level shall not be adversely affected by an interruption in the supply of Merchandise from a manufacturer to C&S if the interruption is caused by the refusal of the manufacturer to ship product to C&S and such refusal is attributable to a disputed deduction that C&S has taken on GU's behalf. C&S will add to each deduction from a vendor a fee of no less than * to process the deduction made by C&S on GU's behalf; provided, that with respect to private label vendors, C&S will only add a fee of * . Each Friday, C&S will reimburse GU for all deductions collected during the preceding seven day period, less C&S' fee.

         b.       Perishable Accruals. *

         c.       Direct Booking Errors. *

24. Termination by C&S. C&S may terminate this Agreement for cause. Cause shall be
         a. nonpayment of amounts owed hereunder uncured for 72 hours following receipt by GU of written notice;
         b. other material breach uncured after 90 days following receipt by GU of written notice;
         c. Event of Insolvency; but no termination if GU otherwise compliant; and
         d.       GU purchases (Base Price) less than * from C&S in any Contract
                  Year.

25. Termination by GU. GU may terminate this Agreement for cause. Cause shall be:
         a. nonpayment of amounts owed hereunder uncured for 72 hours following receipt by C&S of written notice;
         b. material breach uncured after 90 days following receipt by C&S of written notice;
         c. Event of Insolvency; but no termination if C&S otherwise compliant; and
         d.       As set forth in Sections 9 or 10.

26.      Termination Fees.
         a. If C&S terminates for cause, GU shall immediately pay a termination fee to C&S of * .
         b. If GU terminates for cause, C&S shall immediately pay a termination fee to GU of * .



                                       9

October 15, 1999

*Material omitted and filed separately with the SEC pursuant to a request for Confidential Treatment.

27.      Transfer of Assets.
         a. Notice. GU will provide C&S with written notice of any GU plan to sell, transfer, assign or otherwise convey ownership (a "Sale") in one or more store. Such notice shall be given at the earliest practicable time and shall state, among other things, the name of the proposed purchaser, the location of the store to be sold, the approximate timetable for consummating the Sale and the purchaser's plans for supplying the store in the aftermath of the Sale, if such plan is known to GU. Such notice shall be given, at the latest, thirty (30) days in advance of the date scheduled for the proposed Sale; provided that such notice shall be given at least six months in advance if the Sale involves five stores or more.
         b. Prorated Sale Fee and Repayment of New Store Advertising Credits and Construction Credits. *

28. Disclosure. Each party shall inform the other party (i) of any and all defaults occurring under either a material Credit Agreement or any other material lending agreement, and (ii) if remaining amounts of credit available to under its lines of credit falls * or (iii) if the party has been purchased by a competitor of the other party. In addition, for so long as a party is a public reporting entity, then such party shall provide the other with its respective 10-Q's and 10-Ks (complete copies with any and all exhibits) upon the filing of such documents with the SEC. If a party is not a public reporting entity, then such party shall provide the other party its respective quarterly financials (income statement, balance sheet and cash flow statement) within 45 days of the end of the first three fiscal quarters and within 60 days of the end of the respective fiscal year.

29. Termination of Prior Agreements. Upon execution of the new supply agreement, the Northern Agreement and New York Agreement will terminate with no liability by either party to the other (including for any audits of prior years under such agreements or for forward buy reserve storage charges), except * .

30. Binding Effect. Binding upon and inure to the benefit of GU and C&S and their respective successors and assigns.



                                       10

October 15, 1999

*Material omitted and filed separately with the SEC pursuant to a request for Confidential Treatment.

         The parties acknowledge and agree that this Term Sheet confirms their agreement as to the material terms of the supply relationship between the parties going forward. The parties agree that they shall move expeditiously to memorialize the agreed upon terms contained herein in a more formal supply agreement within thirty days of the date hereof.

AGREED TO AND ACCEPTED


THE GRAND UNION COMPANY                    C&S WHOLESALE GROCERS, INC.


/x/ Gary M. Philbin                        /x/ Ronald J. Wright
-------------------------------------      ------------------------------------
Gary Philbin                               Ronald J. Wright
                                           President
President







                                       11

October 15, 1999

*Material omitted and filed separately with the SEC pursuant to a request for Confidential Treatment.